Calculation of Filing Fee Tables
S-3
NATIONAL HEALTH INVESTORS INC
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, $0.01 par value per share	457(r)				0.0001531
Fees to be Paid	2	Equity	Preferred Stock, $0.01 par value per share	457(r)				0.0001531
Fees to be Paid	3	Debt	Debt Securities	457(r)				0.0001531
Fees to be Paid	4	Other	Guarantees of Debt Securities	457(r)				0.0001531
Fees to be Paid	5	Other	Warrants	457(r)				0.0001531
Fees to be Paid	6	Other	Units	457(r)				0.0001531
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 0.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	In accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fee. Registration fees will be paid subsequently on a on a "pay as you go" basis. The amount to be registered consists of an indeterminate amount of the securities of each identified class as may from time to time be offered at indeterminate prices. This registration statement also covers an indeterminate amount of the identified classes of securities as may be issued upon conversion of, or in exchange for, or upon exercise of, or pursuant to, convertible or exchangeable securities that provide for exercise or conversion into or purchase of such securities of the registrant. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. No separate consideration will be received for guarantees of debt securities registered hereunder.

[2]	See footnote 1.

[3]	See footnote 1.

[4]	See footnote 1. Certain subsidiaries of National Health Investors, Inc. may fully and unconditionally guarantee the payment of principal of, and premium (if any)and interest on, the debt securities of National Health Investors, Inc. No separate consideration will be received for the guarantees of debt securities being registered. Pursuant to Rule 457(n) under the Securities Act, no additional filing fee is required to paid in respect of the guarantees. The guarantees will not be traded separately.

[5]	See footnote 1.

[6]	See footnote 1.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Table 3: Combined Prospectuses	☑Not Applicable
	Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A